Senesco’s Lead Therapeutic Candidate SNS01-T
Waiting for Update to Vendor’s Drug Master File

New Brunswick, N.J. (March 10th, 2011) - Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT), announced today that the U.S. Food and Drug Administration (the "FDA") has informed the Company that its planned study in multiple myeloma is on hold until the Drug Master File (the "DMF") of one of its suppliers is updated.  At the same time, Senesco was informed by the FDA that there are no other significant, outstanding issues that would delay the initiation of the clinical study associated with the Company's IND submission.

 “We are disappointed that our supplier’s DMF needs to be updated but believe that this can happen expeditiously,” said Leslie J. Browne, Ph.D., Chief Executive Officer. “On the other hand we are pleased that Senesco’s IND seems to have addressed all other major manufacturing, safety and clinical criteria. Senesco will work closely with FDA and our supplier to provide the requested information so that planned clinical studies in multiple myeloma can start as planned in the first half of 2011.”

About the Drug Master File

The DMF provides the regulatory authority with confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of drugs. Typically, a DMF is filed by a supplier to protect its intellectual property while complying with regulatory requirements for disclosure of manufacturing information in support of human use of a pharmaceutical product.  The DMF is kept on file by the FDA for future cross-referencing by other sponsors and is updated as needed by the DMF holder.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have application in treating cancer, while delaying apoptosis may have application in certain inflammatory and ischemic diseases. The Company is preparing to initiate a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T.  Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE/AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company Contact:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D.
President & CEO
732-296-8400
or
Investor Relations Contact:
CEOcast, Inc.
Dan Schustack,
212-732-4300
dschustack@ceocast.com